Advanced Cell Technology Announces 2011 Second Quarter Results

Company Exits Quarter with $16.1 million in cash

MARBOROUGH, Mass.--(BUSINESS WIRE)-- Advanced Cell Technology, Inc. (“ACT”, OTCBB: ACTC)(the “Company”), a leader in the field of regenerative medicine, announced today second quarter financial results for the period ended June 30, 2011. ACT had revenue of approximately $0.2 million for the 2011 second quarter, compared to revenue of $0.2 million in the year earlier period. Revenue was generated through license fees and royalty payments. Research and Development expenses for the three months ended June 30, 2011 and 2010 were $1,532,271 and $1,484,141, respectively

The Company reported a loss from operations of $(3.6) million compared to a loss from operations of $(1.1) million in the 2010 second quarter. ACT reported a net loss of $(4.8) million or $(0.00) per share, compared to net income in the same period of 2010 of $2.9 million, or $(0.00) per share. The change in net income (loss) in each period is primarily related to the changes in the fair value of the derivative liabilities, which were largely a result of an increase in the Company's share price.

Net cash used in operations for the 2011 second quarter was $3.2 million, compared to net cash used in operations of $1.8 million in the same period in 2010. The net cash used in operations increased as a result of the Company preparing for, and commencing, its clinical trials. The Company ended the 2011 second quarter with cash and cash equivalents of $16.1 million, compared to $13.7 million as of March 31, 2011 after drawing down approximately $4 million from its available equity commitment.

“We are excited to have commenced our landmark Phase I/II trials for Stargardt’s Macular Dystrophy (SMD) and Dry Age-Related Macular Degeneration (Dry AMD),” said Gary Rabin, interim Chairman and CEO of ACT. “Entering the trials with a strong balance sheet, ACT is well positioned to negotiate strategic partnerships and licensing agreements as we move these exciting programs through the clinic.”

The Company will hold a conference call at 4:30 p.m. today during which it will discuss second quarter 2011 results and provide a corporate update. Interested parties should dial 1-800-931-6358. A replay of the call will be available for two weeks and can be accessed by dialing 1-800-633-8284 (domestically) or 1(402)977-9140 (internationally), using passcode 21533952.

The call will also be available live by webcast at: https://cc.callinfo.com/r/1bughpo2uvl8l or through the Company’s website at: www.advancedcell.com.

About Advanced Cell Technology, Inc.

Advanced Cell Technology, Inc. is a biotechnology company applying cellular technology in the field of regenerative medicine. For more information, visit http://www.advancedcell.com.

Forward-Looking Statements

Statements in this news release regarding future financial and operating results, future growth in research and development programs, potential applications of our technology, opportunities for the company and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of our intellectual property, and economic conditions generally. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including the report on Form 10-K for the year ended December 31, 2010. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. Forward-looking statements are based on the beliefs, opinions, and expectations of the company’s management at the time they are made, and the company does not assume any obligation to update its forward-looking statements if those beliefs, opinions, expectations, or other circumstances should change. There can be no assurance that the Company’s clinical trials will be successful.